EX 99.28(e)(9)(ii)

Amendment to
12(d)(1) Investing Agreement

This Amendment to the 12(d)(1) Investing Agreement (the “Agreement”) dated January 31, 2012, is made as of the date set forth below between Jackson Variable Series Trust (formerly, Curian Variable Series Trust) (“JVST”), a business trust organized under the laws of Massachusetts, on behalf of itself and its separate series listed on Schedule A (each, an “Investing Fund”), severally and not jointly, and the investment trusts listed on Schedule B (the “Vanguard Trusts”), on behalf of themselves and their respective series listed on Schedule B (each, a “Vanguard Fund”), severally and not jointly.

Whereas, the parties have agreed to amend the Agreement to reflect the change of JVST’s investment adviser from Curian Capital, LLC to Jackson National Asset Management, LLC as of April 27, 2015.

Whereas, the parties have agreed to amend Schedule A of the Agreement to change the names of the registered investment companies listed on Schedule A.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Delete Section 1(a) in its entirety and replace it with the following:

1.	Representations and Obligations of the Vanguard Funds

(a) The Vanguard Funds have provided to the Investing Funds through their adviser, Jackson National Asset Management, LLC, and their subadviser, Mellon Capital Management Corporation, both of which are the Investing Funds’ designated agents for purposes of this Agreement, true copies of: (i) the Application, (ii) the Notice of Application, Investment Company Act Release No. 27314, dated May 5, 2006 (the “Notice”) and (iii) the Order.

2.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.	The Investing Funds and the Vanguard Trusts hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Investing Funds and the Trusts to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of April 27, 2015. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson Variable Series Trust, on behalf of itself and each Investing Fund listed on Schedule A		Each Of The Vanguard Trusts, on behalf of itself and the Vanguard Funds listed on Schedule B

By:	/s/ Kelly L. Crosser	By:	/s/ James M. Delaplane, Jr.
Name:	Kelly L. Crosser	Name:	James M. Delaplane, Jr.
Title:	Assistant Secretary	Title:	Assistant Secretary

Schedule A

List of Investing Funds

(as of April 27, 2015)

Jackson Variable Series Trust (Formerly, Curian Variable Series Trust)	Adviser	Sub-Adviser
JNL Tactical ETF Conservative Fund (formerly, Curian Tactical Advantage 35 Fund)	Jackson National Asset Management, LLC (formerly, Curian Capital, LLC)	Mellon Capital Management Corporation
JNL Tactical ETF Moderate Fund (formerly, Curian Tactical Advantage 60 Fund)	Jackson National Asset Management, LLC (formerly, Curian Capital, LLC)	Mellon Capital Management Corporation
JNL Tactical ETF Growth Fund (formerly, Curian Tactical Advantage 75 Fund)	Jackson National Asset Management, LLC (formerly, Curian Capital, LLC)	Mellon Capital Management Corporation

A-1